INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant   X

Filed by a Party other than the Registrant

Check the appropriate box:

          Preliminary Proxy Statement Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

 X        Definitive Proxy Statement

          Definitive Additional Materials

          Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         SIMIONE CENTRAL HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 X        No fee required.

          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

          Fee paid previously with preliminary materials.

          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

                                [GRAPHIC OMITTED]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD AUGUST 8, 2000


     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Simione Central Holdings, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company located at 6600 Powers Ferry Road, Atlanta, Georgia 30339 on August 8, 2000 at 10:00 a.m., Atlanta time, for the following purposes:

     1. To elect seven directors;

     2. To approve the appointment by the Board of Directors of Grant Thornton LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on July 14, 2000 will be entitled to notice of and to vote at the meeting.


                                By Order of the Board of Directors,

                                /s/ James A. Gilbert
                                James A. Gilbert
                                Secretary


Atlanta, Georgia
July 14, 2000



   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                         SIMIONE CENTRAL HOLDINGS, INC.
                             6600 POWERS FERRY ROAD
                             ATLANTA, GEORGIA 30339


                                 PROXY STATEMENT

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Simione Central Holdings, Inc., a Delaware corporation (the "Company"), for use at the 2000 Annual Meeting of Stockholders to be held at the executive offices of the Company located at 6600 Powers Ferry Road, Atlanta, Georgia 30339 on August 8, 2000 at 10:00 a.m., Atlanta time (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card were first sent or given to stockholders of the Company on or about July 17, 2000.

                                VOTING SECURITIES

     The Company has set the close of business on July 14, 2000 as the record date for the purpose of determining stockholders entitled to vote at the Annual Meeting. At the close of business on June 30, 2000, the Company had the following outstanding voting securities:


                                 Votes per       Shares              Total
                                   Share       Outstanding           Votes
                                   -----       -----------           -----

Common Stock........................1.0          3,867,077       3,867,077
Series B Preferred Stock............0.2          5,600,000       1,120,000
Series C Preferred Stock............0.2            850,000         170,000
Series D Preferred Stock............1.0            398,406         398,406

                                  VOTE REQUIRED

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required for a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

     An affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and actually voting is required to elect directors. The appointment of the independent accountants will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

     Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.

     A broker non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The shares represented by the accompanying proxy will be voted as directed, or, if no direction is indicated, will be voted FOR:

     (i)  the election of the seven nominees for director identified below; and

     (ii) the approval of the appointment of independent public accountants.

     Each proxy executed and returned by a stockholder may be revoked at any time thereafter by giving written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and electing to vote in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     The  officers  and  directors  of  the  Company   beneficially  own  shares
representing 1,852,606 total votes, or 60.9% of the votes to be cast, and intend to vote their shares in favor of all of the above proposals.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eleven members, which shall be changed to seven members as described herein. Daniel J. Mitchell resigned from the Company's Board of Directors effective as of June 29, 2000. The current terms of all existing directors expire upon the election and qualification of the directors to be selected at this Annual Meeting. The Board of Directors has nominated the individuals indicated below for election to the Board of Directors at the Annual Meeting, each to serve for a one-year term to expire at the 2001 Annual Meeting.

     On June 29, 2000, the Board of Directors approved a reduction in the size of the Board to seven. Proxies for the Annual Meeting may not be voted for a greater number of persons than the number of nominees listed below.

     The nominees have consented to being named herein and to serve if elected. If any of them should become unavailable for election prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

     The following sets forth information concerning each of the nominees for election to the Board of Directors, including his name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.


NOMINEES:

     Barrett C. O'Donnell, age 46, has served as Chairman of the Board of Simione since June 15, 1998, and served as Chief Executive Officer and President from June 15, 1998 to September 9, 1999. Mr. O'Donnell has been a director of Simione since October 1996. From October 1992 until October 1996, Mr. O'Donnell served as Chairman of the Board of InfoMed Holdings, Inc., a Delaware corporation that merged with Simione Central Holding, Inc., a Georgia corporation, to form Simione effective October 8, 1996. Mr. O'Donnell also served as Chief Executive Officer of InfoMed from November 1994 to October 1996. From 1978 to present, Mr. O'Donnell has been Chairman of the Board, President and Chief Executive Officer of O'Donnell Davis, Inc., which is in the consulting and investment advisory services business.

     Dr. David O. Ellis, age 57, became a director of Simione in March, 2000 upon the closing of the merger with MCS pursuant to the terms of the MCS Merger Agreement. Dr. Ellis is President and a director of EGL Holdings, Inc., an Atlanta-based merchant banking group providing investment services and capital to United States middle market companies. He has been with EGL and its predecessor company, Corporate Finance Associates, since 1982. Dr. Ellis is currently a director of several privately-held companies.

     Jesse I. Treu, age 52, became a director of Simione in August 1999. Since 1995, he has been Chairman of the board of directors of CareCentric. Jesse I. Treu, Ph.D. has been a general partner of Domain Associates, L.L.C. and a member of Biotechnology Investments Limited's U.S. Venture Capital advisory group since Domain's inception 13 years ago. Prior to the formation of Domain, Dr. Treu had twelve years' health care experience at GE and Technicon Corporation in a number of research, marketing management, and corporate staff positions. As a venture capitalist, he has been a director of over 18 early-stage health care companies, 11 of which have become public companies. Dr. Treu has served as founder, president, and chairman of several of these companies. Dr. Treu received his B.S. from Rensselaer Polytechnic Institute, and his M.A. and Ph.D. degrees from Princeton University. Mr. Treu was elected to the board pursuant to the CareCentric merger agreement.

     R. Bruce Dewey, age 49, became a director of Simione in March, 2000 upon the closing of the merger with MCS pursuant to the terms of the MCS Merger Agreement. Mr. Dewey has served as President and Chief Executive Officer of Simione since September 1999. Mr. Dewey remains Senior Vice President and Secretary of Mestek, and will spend approximately 75% of his time on Simione matters. Mr. Dewey has served as Senior Vice President and General Counsel of Mestek since 1994 and Secretary of Mestek since 1992. Mr. Dewey was Vice President - Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington from 1987 to 1990. Mr. Dewey was a director of MCS from June 1992 to August 1999.

  Winston R. Hindle, Jr., age 69, became a director of Simione in March, 2000 upon the closing of the merger with MCS pursuant to the terms of the MCS Merger Agreement. Mr. Hindle has been a director of Mestek since 1994. Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of Digital's Executive Committee. Mr. Hindle is a member of Mestek's Executive Committee. Mr. Hindle was a director of MCS, Inc. from 1994 until the date of the MCS merger in March 2000. Mr. Hindle is also a director of Keane, Inc., of Boston, Massachusetts and CP Clare Corporation of Beverly, Massachusetts.

     John E. Reed, age 84, became a director of Simione in March, 2000 upon the closing of the merger with MCS pursuant to the terms of the MCS Merger Agreement. Mr. J.E. Reed had been the Chairman of the Board of MCS since 1986. Mr. Reed has been a director of Mestek since 1986. Mr. J.E. Reed has been Chairman of the Board, President and Chief Executive Officer of Mestek since 1989, is a member of the Executive Committee and serves on the boards of Mestek's subsidiaries. From 1986 until 1989 he was President and Chief Executive Officer and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a director of Wainwright Bank & Trust Co., Boston, Massachusetts.

     Edward K. Wissing, age 62, became a director of Simione in March, 2000 upon the closing of the merger with MCS pursuant to the terms of the MCS Merger Agreement. Mr. Wissing retired in 1998 from American HomePatient of Nashville, Tennessee, a regional provider of home health care products and services, a company which he founded. He maintains an active role in the home health care industry and has twice chaired the Health Industry Distributors Association
(HIDA). Mr. Wissing has also served as chairman of HIDA's Educational Foundation and serves on the board of American HomePatient and Psychiatric Solutions, Inc., a Nashville-based mental health services provider.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF
                 THE SEVEN NOMINEES LISTED ABOVE AS DIRECTORS.


BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors of the Company held seven meetings during 1999. During 1999, the board of directors had an Audit Committee and a Compensation Committee. The Audit Committee:

     o    reviews Simione's accounting practices and financial results;

     o    consults   with  and  reviews  the  services   provided  by  Simione's
          independent accountants; and

     o    reviews  and  approves,  with the  concurrence  of a  majority  of the
          disinterested  directors  of  Simione,   transactions,  if  any,  with
          affiliated parties.

     The Audit Committee during 1999 consisted of Murali Anantharaman, a former director of the Company, and James A. Gilbert, a current director of the Company. At December 31, 1999, the only member of the Audit Committee was Mr. Anantharaman. The Audit Committee met as necessary to discharge their duties. The current Audit Committee consists of Dr. Ellis, Mr. Hindle (chairman) and Mr. Gilbert.

The Compensation Committee:

     o reviews and recommends to the board of directors the compensation and benefits of all the executive officers of Simione;

     o    administers Simione's compensation and benefit plans; and

     o reviews general policies relating to compensation and benefits of employees of Simione.

     The members of the Compensation Committee during 1999 were Messrs. Anantharaman and Gilbert. The Compensation Committee held one meeting during 1999.

     Each of Simione's directors in 1999 attended at least 75% of the meetings of the board of directors and the Committees, if any, on which they served.

     After the completion of the MCS merger, the board of directors reorganized its committee structure. The new committee memberships are as follows:

     Executive Committee:                John E. Reed (Chairman)
                                         R. Bruce Dewey
                                         Barrett C. O'Donnell

     Compensation Committee:             David O. Ellis (Chairman)
                                         Jesse I. Treu

     Audit Committee:                    Winston R. Hindle, Jr. (Chairman)
                                         David O. Ellis
                                         James A. Gilbert

     Nominating Committee:               David W. Hunter (Chairman)
                                         William J. Simione, Jr.
                                         Edward K. Wissing


VOTING AGREEMENT

     The MCS merger agreement contains a voting agreement regarding the election of directors, which was amended on July 12, 2000. Under this amended voting agreement, the directors of Simione are required for a period of 18 months after the closing of the MCS merger to nominate seven individuals for election to the Simione board in each proxy statement relating to an annual or special meeting of Simione's stockholders at which directors will be elected, three (3) of whom shall be designees of John E. Reed, Stewart Reed and E. Herbert Burk, the three former major stockholders of MCS, one of whom shall be Jesse I. Treu, the designee of the former stockholders of CareCentric Solutions, Inc., and one of whom shall be the chief executive officer of Simione. For a period of eighteen months after the effective date of the merger, Simione will name the three MCS designees, the CareCentric designee and Simione's chief executive officer as nominees to the Simione board in any proxy statement relating to the election of directors. The three designees of the former MCS major stockholders for election to the Simione board at the Annual Meeting are John E. Reed, Winston R. Hindle, Jr. and Edward K. Wissing.

     Messrs. John E. Reed, Stewart Reed and E. Herbert Burk are obligated to vote their Simione shares in favor of all nominees named in Simione's proxy statements. However, Simione will not be required to nominate, and Messrs. John Reed, Stewart Reed and Burk will not be required to vote for, a particular candidate if that candidate is subject to disqualifications related to potential director misconduct.

DIRECTOR COMPENSATION

     Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not officers of the Company, receive fees of $1,000, $500 and $250 for each Board, Committee and telephone meeting, respectively, attended. However, the Company has suspended payment of such fees until the performance of the Company improves as determined in the Board's sole discretion. All directors receive reimbursement for certain expenses in connection with attendance at Board and Committee meetings.

     For a description of a consulting arrangement between Simione and an affiliate of Mr. Anantharaman and Dr. Ellis, see "-- Compensation Committee Interlocks and Insider Participation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is currently comprised of Dr. David O. Ellis and Jesse I. Treu. During 1999, Messrs. Anantharaman and Gilbert served on the Compensation Committee. None of these directors ever served as an officer or employee of the Company or any of its subsidiaries.

     On July 12, 1999, Simione entered into a merger agreement (the "Agreement") with CareCentric Solutions, Inc. The CareCentric merger was completed on August 12, 1999, for total consideration of $9,312,460. Under the Agreement, CareCentric merged into a wholly-owned subsidiary of Simione, and Simione issued 3,034,521 shares of Series A Preferred Stock to the former preferred stockholders and noteholders of CareCentric and paid $3.00 per share in cash to the former common stockholders of CareCentric (approximately $200,000 in the aggregate). On March 7, 2000, Simione's stockholders approved the conversion of the Series A Preferred Stock into Simione common stock. After giving effect to Simione's one-for-five reverse stock split effected on the same date, the Series A Preferred Stock was converted into 606,904 shares of Simione common stock on March 7, 2000. The former CareCentric preferred stockholders and noteholders will receive additional shares of Simione common stock (up to a maximum of 606,904 additional shares) if the average closing market price of Simione common stock during the fourth quarter of 2000 is less than $15.00 per share.

     Mr. Treu was a stockholder and director of CareCentric. As a result of the merger, Mr. Treu received beneficial ownership of 155,424 shares of Simione common stock.

     The Company had a consulting agreement with EGL Holdings, a venture capital firm, whereby EGL provided consulting services on general business operations and corporate investments including financial analysis, review of industry trends and assistance with respect to merger or acquisition opportunities. Mr. Anantharaman, a former director of the Company, was a partner at EGL from 1987 until June 1998. The consulting agreement expired on June 30, 1999 and provided for a monthly consulting fee of $5,000, plus reimbursement of out-of-pocket expenses. The fees were determined by negotiation between the parties. The Company did not pay any consulting fees to EGL for the year ended December 31, 1999.

     On May 26, 1999, Simione signed an agreement ("MCS Agreement") to merge with MCS, Inc., a wholly-owned subsidiary of Mestek, Inc. The MCS Agreement was amended in August 1999 to provide that the calculation of the merger consideration would not include the shares issued in the CareCentric merger and was further amended in September 1999 to provide for additional funding from Mestek and the spin-off of MCS to Mestek stockholders.

     On March 6, 2000, MCS was spun off from its former parent company, Mestek, Inc. On March 7, 2000, Simione completed the merger with MCS, Inc. Simione issued approximately 1.5 million shares of common stock to MCS stockholders in exchange for all of the outstanding shares of MCS common stock. This number of shares has been adjusted to reflect a one-for-five reverse stock split that was completed immediately prior to the merger. In connection with the closing of the merger, Mestek invested $6 million in Simione in exchange for 5.6 million shares of Series B preferred stock and warrants to purchase 400,000 shares of Simione common stock. The $6 million investment consisted of the cancellation of $4 million in aggregate principal value of promissory notes and payment of interest accrued thereon, and payment of the remaining amount in cash to Simione at the closing of the merger.

     The consideration paid by Simione to acquire MCS was determined by reference to a valuation report from an independent valuation firm and as a result of arm's-length negotiations. The description of the MCS merger agreement contained herein is qualified in its entirety by reference to the Second Amended and Restated Agreement and Plan of Merger and Investment Agreement dated as of October 25, 1999 by and among Simione, MCS, Mestek, Inc. and three major stockholders of Mestek included as Exhibit 2.1 to Simione's Registration Statement on Form S-4 (Registration No. 333-96529) and incorporated herein by reference.

     Subsequent to the MCS merger, approximately 39% or 1,489,853 shares of the outstanding common stock of Simione are owned by the former MCS stockholders.

     On June 22, 2000, Simione closed a financing with John E. Reed, a Simione director and the chief executive officer of Mestek, of up to $7 million. The financing consisted of $1 million in cash for 398,406 shares of Series D Preferred Stock of Simione, with a 9% annual cumulative dividend, convertible into Simione's common stock at an initial conversion price of $2.51 per share, with voting rights equal to those of the common stock; and a $6 million subordinated revolving line of credit facility, convertible into Series D Preferred Stock of Simione, with a 9% interest rate and five-year maturity.

                                CHANGE OF CONTROL

     Except as set forth under "-- Director Compensation," there were no other material transactions between the Company and any of the members of the Compensation Committee during the year ended December 31, 1999.

     One of the stockholders, John E. Reed, by virtue of the spin-off of MCS to the stockholders of Mestek and the merger of MCS into Simione, controls approximately 22% of the common stock on matters to be voted upon by stockholders of Simione. The Series B Preferred Stock issued to Mestek has voting rights equal to 1,120,000 shares of Simione common stock, or approximately 20.2% of the total voting power. The Series C Preferred Stock, issued to Mestek upon conversion of its promissory note at the closing of the merger, has voting rights equal to 170,000 shares of Simione common stock, or approximately 3.1% of the total voting power. The Series D Preferred Stock issued to Mr. Reed has voting rights equal to 398,406 shares of Simione common stock, or approximately 7.2% of the total voting power. Mr. Reed, through direct share ownership and as trustee under various family trusts, controls a majority of the vote on matters to be voted upon by stockholders of Mestek. This voting power at the Mestek level makes Mr. Reed capable of exercising voting power of the Series B and Series C Preferred Stock at the Simione level. Accordingly, Mr. Reed controls, through his direct and indirect control of 22% of Simione common stock, his indirect control of the Series B and Series C Preferred Stock, and his ownership of the Series D Preferred Stock, approximately 52% of the vote on matters to be voted upon by stockholders of Simione.

     In addition, as a result of these holdings, Mr. Reed was able to determine the composition of the MCS board designees that were appointed to the Simione board.

                      PROPOSAL 2 - APPROVAL OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has voted to appoint the accounting firm of Grant Thornton LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 2000 and recommends that the stockholders of the Company approve such appointment at the Annual Meeting of the Company. Although approval by the stockholders of the appointment of independent public accountants is not required, the Company has decided to follow the practice of submitting such appointment for approval by the stockholders. The persons named in the accompanying proxy intend, subject to the discretionary authority above, to vote FOR the Approval of the Appointment of Grant Thornton LLP. If such approval is not obtained, the Board of Directors of the Company will reconsider its appointment of Grant Thornton LLP. A representative of Grant Thornton LLP has been invited and is expected to be present at the annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions. See "Independent Public Accountants" for further discussion of the recent changes in the Company's independent public accountants.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.


                             EXECUTIVE COMPENSATION

     The compensation committee consists entirely of nonemployee directors and determines the compensation paid to the chief executive officer. The compensation committee also determines, along with the chief executive officer, all compensation paid to the other executive officers of Simione. The compensation committee believes that for Simione to be successful long-term and for it to increase stockholder value it must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The compensation committee attempts to reward executives for both individual achievement and overall company success.

     Executive compensation is made up of three components:

     BASE SALARY: An executive's base salary is initially determined by considering the executive's level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size, in sales and/or number of employees, is also considered in establishing base salary.

          i. Cash Bonus: Simione maintains an incentive bonus plan to provide annual cash bonuses to certain executives. These bonuses are based, in part, on Simione's financial performance during the previous fiscal year including data in connection with earnings per share and profitability and performance as compared to Simione's approved profit plan. In addition, objective individual measures of performance compared to the individual's business unit profit performance are considered. A subjective rating of the executive's personal performance is also considered.

          ii. Stock Options: The compensation committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of Simione. The compensation committee thus awards stock options to certain executives. The compensation committee uses both subjective appraisals of the executive's performance and Simione's performance and financial success during the previous year to determine option grants.

     Mr. R. Bruce Dewey, who became Chief Executive Officer of Simione on September 9, 1999, is paid an annual base salary of $175,000. Since Mr. Dewey will devote 25% of his time to his duties as Senior Vice President of Mestek, 25% of this salary will be paid directly by Mestek. Mr. Dewey was granted 30,000 options at an exercise price of $8.75 per share upon his hiring on September 9, 1999, and Mestek will assign Mr. Dewey options to purchase an additional 30,000 shares of Simione common stock to be obtained by Mestek in the MCS merger at an exercise price of $10.00 per share. Mr. Dewey is entitled to severance equal to 12 months salary plus any applicable bonus in the event he is terminated without cause and does not return to full-time employment at Mestek.

     Mr. Barrett C. O'Donnell, who was Chief Executive Officer of Simione from July 15, 1998 to September 9, 1999, was entitled to an annual base salary of $450,000. However, Mr. O'Donnell elected to waive $100,000 of such annual salary and therefore was compensated based on an annual salary of $350,000 from September 1, 1998 to September 30, 1999. Mr. O'Donnell was not granted any options in 1998 but was granted 50,000 options under Simione's incentive plan on January 8, 1999. Mr. O'Donnell does not have an employment agreement with Simione.

     The compensation committee considered the salaries of other chief executive officers in the health care information systems industry in establishing the chief executive officer's salary. In addition, the compensation committee can consider awarding the chief executive officer cash bonuses and stock option grants.

     It should be noted that:

     o exceptions to the general principles stated above are made when the compensation committee deems them appropriate to stockholder interest;

     o    the  compensation   committee   regularly  considers  other  forms  of
          compensation and modifications of its present policies, and will make changes it deems appropriate; and

     o the competitive opportunities to which Simione's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable, with the result that the compensation committee's information about such opportunities is often anecdotal.

     Section 162(m) of the Code establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. Simione does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will make necessary adjustments if and when this occurs.

                                   Compensation Committee

                                   David O. Ellis
                                   Jesse I. Treu



COMPENSATION SUMMARY

     The following table sets forth all compensation paid by the Company for the years ended December 31, 1999, 1998 and 1997 to each of the individuals who served as Chief Executive Officer during 1999, the four most highly compensated other executive officers, and two individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as executive officers of the Company at the end of the last fiscal year (together, the "Named Executive Officers").


SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                     Compensation
                                                Annual Compensation                 _____________
                                       __________________________________________     Number of
                                                                         Other        Securities
                                                                         Annual       Underlying     All Other
                                               Salary       Bonus     Compensation      Options      Compensation
Name and Principal Position             Year    ($)          ($)           $           Grants(#)     ($)(1)
___________________________            ______ _________  _________   ______________  ____________    _____________

Barrett C. O'Donnell                    1999   $262,500   $   --        $   --          50,000       $    400
Chairman of the Board, and              1998    191,667       --            --              --             --
Former Chief Executive Officer          1997         --       --            --              --        144,000
and President (2)

R. Bruce Dewey                          1999    175,000       --            --          30,000             --
President and Chief Executive
Officer (3)

William J. Simione, Jr                  1999    300,000       --            --            --              784
Vice Chairman of the Board and          1998    300,000       --            --            --            4,500
Executive Vice President                1997    300,000       --            --            --            6,134

Robert J. Simione                       1999    225,000       --            --            --              827
Senior Vice President of                1998    225,000       --            --            8,000         1,653
Consulting                              1997    225,000       --            --            --            1,443


Gary M. Bremer                          1999       --         --         332,769          --              117
Former Chief Executive Officer          1998    248,764       --         140,113          --            3,000
and Chairman of the Board (4)           1997    329,000       --          45,934          --           29,909

Jack Arthur                             1999    150,000     37,500          --          15,000          2,050
Senior Vice President of Product
Management and Quality Assurance

Kathryn B. McClellan                    1999    147,961       --            --           3,000            439
Senior Vice President of Product
Services

Jay S. Shevins                          1999     79,880       --         159,761 (7)      --              491
Former Senior Vice President of
Product Management (4)

_________________________


(1) Represents group life insurance and disability insurance premium payments, except for Mr. O'Donnell's 1997 amount which represents amounts paid to ODD for consulting services.

(2) Mr. O'Donnell became Chairman, Chief Executive Officer and President on July 1, 1998, and resigned as Chief Executive Officer and President on September 9, 1999. In 1999, Mr. O'Donnell deferred receipt of $83,333 in salary. This amount is included in the salary reported above.

(3) Mr. R. Bruce Dewey became Chief Executive Officer of Simione on September 9, 1999, and is paid an annual base salary of $175,000. Since Mr. Dewey devotes 25% of his time to his duties as Senior Vice President of Mestek, 25% of this salary is paid directly by Mestek.

(4) Mr. Bremer resigned as Chairman of the Board in June 1998. Mr. Shevins resigned as Senior Vice President of Product Management in April, 1999.

(5) Represents amounts paid pursuant to a severance agreement dated July 22, 1998 (see "Item 11. Executive Compensation - Severance Agreements").

(6) Represents certain car allowance, club membership and insurance expense reimbursements.

(7) Represents amounts paid pursuant to a severance agreement dated April 1, 1999 (see "Item 11. Executive Compensation - Severance Agreements").

(8) Includes $20,698 of interest imputed to Mr. Bremer in 1997 in connection with a promissory note to the Company for $900,000 entered into on March 5, 1996 by Mr. Bremer. The Company forgave all interest (5.05% per annum) that accrued on the outstanding principal balance of this promissory note. In July 1997, Mr. Bremer repaid in full the then outstanding principal balance of $850,000.


GRANTS OF STOCK OPTIONS

     The following table sets forth certain information with respect to individual grants of stock options by the Company to the Named Executive Officers during the year ended December 31, 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR

NAME                                (1)      Fiscal Year            ($/Sh)            5%($)           10%($)
----                                ---      -----------            ------            -----           ------
Barrett C. O'Donnell              50,000         36.5%              $10.00          $ 314,447         $ 796,871
R. Bruce Dewey                    30,000         21.9%                8.75            165,084           418,357
Jack Arthur                       15,000         10.9%                7.81             73,675           186,707
Kathryn B. McClellan               3,000         2.2%                 7.50             14,150            35,859



(1) Except for Mr. O'Donnell's stock options, which are immediately vested, the stock options reflected in this table vest as to 33 1/3% of the shares of Common Stock covered thereby on the first, second and third anniversary of the date of grant. The exercise price of all such stock options reflected in this table is equal to the fair market value of the Common Stock on the date of grant.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission (the "Commission") and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. The actual value, if any, that an executive officer may ultimately realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by an executive officer upon actual exercise of the stock options granted in 1999 will be at or near the Potential Realizable Value indicated in the table.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning options exercised during the fiscal year ended December 31, 1999 and the value of unexercised stock options held at the end of the fiscal year ended December 31, 1999 by each Named Executive Officer.

<CAPTION

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
>

                               Shares
                               Acquired                            Number of Securities
                               on               Value             Underlying Unexercised          Value of in-the-Money
                               Exercise        Realized                 Options at                      Options at
            Name                  (#)            ($)               December 31,1999 (#)         December 31, 1999 ($) (1)
            ----                  ---            ---
                                                             --------------------------------- -----------------------------
                                                              Exercisable     Unexercisable    Exercisable   Unexercisable


Barrett C. O'Donnell             13,600        $128,248            84,196               --     $        0             --

R. Bruce Dewey                     --             --               --               30,000             --         18,750

William J. Simione, Jr.            --             --               17,111           10,000              0              0

Robert J. Simione                  --             --                8,723            5,333              0              0

Jack Arthur                        --             --                5,000           10,000          7,825         15,650

Gary M. Bremer                     --             --               34,242               --              0             --

Kathryn B. McClellan               --             --                3,000           18,000              0          5,625

Jay S. Shevins                     --             --                1,000               --              0             --
------------------


(1) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year-end at $9.375 per share, as adjusted for the reverse split and the exercise price of the options.


EMPLOYMENT AGREEMENTS

     A Simione subsidiary has an employment agreement with Mr. William J. Simione, Jr., Vice Chairman of the Board and an Executive Vice President of Simione, which provides for a base salary of $300,000, plus benefits, and a potential bonus payable at the discretion of the board of directors. The agreement was signed on January 1, 1996 and has an initial five year term that can be renewed for additional one year terms unless terminated by either party. The agreement provides for severance upon a change of control of Simione equal to three times his average annual compensation for the five year period preceding the date of the change of control of Simione. The agreement also contains a non-compete provision prohibiting Mr. Simione from competing with Simione during the term of the agreement and for an additional three year period if he is terminated in connection with a change in control.

     Simione has an employment agreement with Jack Arthur, Senior Vice President of Product Management and Quality Assurance, that provide for base salary of $150,000 per year plus benefits, and a potential bonus of up to $75,000 per year. In addition Simione made a loan of $200,000 to Mr. Arthur on January 19, 1999 at a rate equal to Wachovia Bank's prime lending rate, payable over 5 years. See "Certain Relationships and Related Transactions."

SEVERANCE AGREEMENTS

     Simione entered into a severance agreement with Gary M. Bremer, a former director and officer of Simione, on July 22, 1998. Mr. Bremer was Chairman of the Board of Simione from October 1996 until June 1998 and also served as Simione's Chief Executive Officer from October 1996 until April 1997. Pursuant to such severance agreement, Mr. Bremer receives, from the period July 1, 1998 until December 10, 2000, severance at an annual rate of $400,000 payable in semi-monthly installments plus a total payment of $50,000 and reimbursement of COBRA premiums payable over the same period. Under the severance agreement, Mr. Bremer retained rights to all his vested Simione options on the date of the agreement but forfeited any rights to non-vested stock options. The severance agreement was amended in October and November of 1999 to allow the Company to defer $89,470.24 of payments due Mr. Bremer through December 31, 1999 until December 10, 2000 pursuant to a promissory note with an annual interest rate of 9%.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to the number of shares of Simione common stock that will be owned immediately after giving effect to the merger by:

     o    each director of Simione;

     o the Chief Executive Officer and the four other most highly compensated executive officers of Simione;

     o    all Simione directors and executive officers, as a group; and

     o each person, entity, or group of affiliated persons known by Simione to be the beneficial owner of more than 5% of Simione's common stock, based on that person's or entity's ownership of Simione common stock and the number of outstanding shares of Simione common stock as of June 30, 2000.

     For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, Simione believes that the beneficial owners of shares of Simione common stock listed below will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after the date as of which these data are presented. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which this person has the right to acquire within 60 days after the date as of which these data are presented are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

     The percentages were calculated based on the ratio of the number of shares of Simione common stock beneficially owned by such beneficial owner as of June 30, 2000 to the sum of:

     o 3,867,033, the total number of outstanding shares of common stock as of June 30, 2000; and

     o the number of shares of common stock issuable upon exercise of options or warrants held by the applicable beneficial owner exercisable within 60 days of June 30, 2000.

     The table reflects the one-for-five reverse stock split (the "Reverse Split") that became effective on March 7, 2000. The number of shares shown below does not reflect ownership of 5,600,000 shares of Series B Preferred Stock and 850,000 shares of Series C Preferred Stock. The Series B Preferred Stock and the Series C Preferred Stock each have 0.2 votes per share. Neither the Series B Preferred Stock nor the Series C Preferred Stock is convertible into common stock. Mestek owns 100% of the Series B Preferred Stock and 100% of the Series C Preferred Stock. The "total voting power" reflects the effect of the Series B Preferred Stock and Series C Preferred Stock.



                                                         SHARES OF COMMON STOCK             TOTAL
                                                              BENEFICIALLY                 VOTING
                                                                 OWNED                      POWER
                                                     --------------------------------    ------------
NAME OF BENEFICIAL OWNER                                      NUMBER     PERCENT
------------------------                                      ------     -------
Mestek, Inc.(1)(2)                                           995,108         20.5          34.9
John E. Reed(1)(2)(3)                                      1,959,490         37.2          49.6
Stewart B. Reed(2)(4)                                        376,649          9.7           6.8
Barrett C. O'Donnell(5)                                      257,395          6.5           4.5
O'Donnell Davis, Inc.(6)                                     192,395          4.9           3.4
Dr. David O. Ellis(7)                                        197,434          5.1           3.5
Gary M. Bremer(8)                                            179,191          4.6           3.2
William J. Simione, Jr.(9)                                    32,885            *             *
Robert J. Simione(10)                                         12,597            *             *
R. Bruce Dewey(2)                                                 52            *             *
Jack Arthur(11)                                               11,750            *             *
James A. Gilbert(12)(13)                                       6,417            *             *
Winston R. Hindle, Jr.(2)                                      1,533            *             *
David W. Hunter(2)(14)                                         2,453            *             *
Kathryn B. McClellan(15)                                      17,093            *             *
Jesse I. Treu(16)                                            155,424          4.0           2.8
Edward K. Wissing(2)                                              --           --            --
Jay S. Shevins(17)                                             1,000            *             *
All directors and executive officers as a group
   (18 persons)(18)                                        3,034,492         55.7          64.2

---------------------

* Less than 1%.

(1) Includes 995,108 shares issuable upon exercise of warrants held by Mestek. Does not include approximately 378,295 shares issuable upon an option held by Mestek. This option vests only as existing Simione options, warrants or conversion rights are exercised. For purposes of this table, we have assumed that John E. Reed has voting control of the securities held by Mestek. Mr. Reed expressly disclaims beneficial ownership of all shares of common stock underlying the Mestek warrants and the Mestek option.

(2)  The address is 260 North Elm Street, Westfield, Massachusetts 01085.

(3) Excludes 2,267 shares of common stock which are held by Mr. Reed's wife and 3,267 shares of common stock which are held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 291,842 shares of common stock which are held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership; of the 291,842 shares disclaimed by John E. Reed, 225,921 shares are included in the shares listed as beneficially owned by his son, Stewart B. Reed, as described in note (4) below. Includes 89,458 shares of common stock owned by Sterling Realty Trust, a Massachusetts business trust of which John E.
     Reed is the trustee and of which he and a family trust are the beneficiaries. Includes 470,883 shares of common stock held by family trusts for the benefit of Mr. Reed. Includes 398,406 shares of Series D Preferred Stock, which are convertible into shares of common stock.

(4) Includes 225,921 shares of common stock which are owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(5) Includes 27,000 shares issuable upon exercise of warrants and 84,196 shares issuable upon exercise of options. Mr. O'Donnell is a stockholder, director and officer of ODD. Accordingly, pursuant to Rule 13d-3 under the Exchange Act, he is deemed to be an indirect beneficial owner of Simione's securities beneficially owned by ODD.

(6) Includes 27,000 shares issuable upon exercise of warrants and 34,196 shares issuable upon exercise of options

(7) Includes 170,786 shares held by, and 6,189 shares issuable upon exercise of options by, Rowan Nominees Limited ("Rowan"). Rowan is nominee for EGL Holdings, Inc. Mr. Ellis is president and a director of EGL Holdings, Inc. Includes 1,837 shares held by Mr. Ellis' wife. Includes 8,020 shares issuable upon exercise of options.

(8) Includes 34,243 shares issuable upon exercise of options. Excludes any interest Mr. Bremer has in the Simione Central Holdings, Inc. Profit Sharing Plan Trust (the "Profit Sharing Plan").

(9)  Includes 22,111 shares issuable upon exercise of options.

(10) Includes 10,389 shares issuable upon exercise of options.

(11) Includes 5,000 shares issuable upon exercise of options.

(12) Includes 4,167 shares issuable upon exercise of options.

(13) The address is 6600 Powers Ferry Road, Atlanta, Georgia 30339. Includes 5,000 shares issuable upon exercise of options

(14) Excludes 1,593 shares of Simione common stock held by his spouse to which he disclaims ownership.

(15) Includes 17,000 shares issuable upon exercise of options.

(16) Includes 150,565 shares held by Domain Partners III, L.P., a Delaware limited partnership ("DP III"), and 4,859 shares held by DP III Associates, L.P., a Delaware limited partnership ("DP III A"). DP III and DP III A are Delaware limited partnerships, each of whose principal business is that of a private investment partnership. The sole general partner of DP III and DP III A is One Palmer Square Associates III, L.P., a Delaware limited partnership ("OPSA III"), whose principal business is that of acting as the general partner of DP III and DP III A. Mr. Treu is a general partner of OPSA III. Mr. Treu disclaims beneficial ownership of these shares.

(17) Includes 1,707 shares issuable upon exercise of options.

(18) Includes 159,778 shares issuable upon exercise of options and 1,022,108 shares issuable upon exercise of warrants. Includes 398,406 shares of Series D Preferred Stock, which are convertible into shares of common stock.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 1, 1996, InfoMed Holdings, Inc., a predecessor corporation of Simione, entered into a lease agreement with Gateway LLC with respect to Simione's Pompano Beach, Florida office. O'Donnell Davis, Inc. owns 70% of Gateway LLC and more than 5% of Simione's common stock. In addition, Mr. Barrett
C. O'Donnell, Chairman of the Board of Simione, is the Chairman of the Board, President and Chief Executive Officer and a 75% stockholder of ODD. Reid Horovitz, former General Counsel and Secretary of Simione, owns 10% of Gateway LLC. Pursuant to the lease agreement, Gateway LLC leases approximately 20,291 square feet to Simione for a term of five years that commenced on January 1, 1996. In addition, on October 24, 1997 a subsidiary of Simione entered into a written addendum extending the Pompano lease through December 31, 2001. Simione has an option to renew the lease for an additional five year term. Rental payments from Simione for the year ended December 31, 1998 and 1999 totaled
$384,528 and $420,000, respectively. In addition to these lease payments, Simione is obligated to pay its share of the office building's operating expenses. The lease payments were determined by negotiation between the parties. Simione believes that the terms of the lease agreement are at least as favorable as could have been obtained elsewhere for similar facilities from unaffiliated third parties. Gateway LLC sold the Pompano lease to an unrelated third party in August 1998.

     On January 1, 1998, Simione replaced an oral lease agreement with S&S Realty for Simione's Hamden, Connecticut office with a written agreement. Mr. William J. Simione, Jr. owns 45% of S&S Realty. Pursuant to the lease agreement, S&S Realty leases approximately 6,500 square feet to Simione for a term expiring on December 31, 2002. Rental payments for the year ended December 31, 1998 and 1999 totaled $130,000 and $147,000 respectively. The scheduled annual rental payments for each year of the remaining term may, upon thirty (30) days' written notice from S&S Realty, be increased by $5,850. In addition to these lease payments, Simione is obligated to pay its share of the office building's operating expenses, other than water, which is provided by S&S Realty. The lease payments were determined by negotiation between the parties. Simione believes that the terms of the lease agreement are at least as favorable as could have been obtained elsewhere for similar facilities from unaffiliated third parties.

     On November 1, 1996, Simione Central, Inc., a wholly-owned subsidiary of Simione ("SCI"), entered into various information, support and management service agreements with certain affiliates of Columbia/HCA Healthcare Corporation. As part of the negotiation of the Columbia agreements, Columbia/HCA required that SCI, formerly a subsidiary of Central Health Holding Company, guarantee indemnification obligations of the former stockholders of Central Health Holding, including Mr. Bremer, to those Columbia/HCA affiliates for potential liabilities relating to the Central Health Holding Company Employee Stock Ownership Plan Trust or its participants, including potential liabilities resulting from a then ongoing investigation of the plan by the Department of Labor and the Internal Revenue Service's then ongoing audit of issues related to the plan. Columbia/HCA became indirectly responsible for these plan obligations as a result of its acquisition of Central Health Holding by purchasing all of Central Health Holding's stock. Because all of the former Central Health Holding stockholders were also stockholders of Simione as a result of the January 1996 spin-off of Simione from Central Health Holding, SCI agreed to undertake the guaranty. Also, on November 1, 1996, the plan was converted into the Simione Central Holdings, Inc. Profit Sharing Plan and sponsorship of the plan was transferred from Central Health Holding to Simione. Under the terms of the guaranty, SCI guarantees Columbia/HCA against:

     o plan losses arising from a fiduciary breach, prohibited transaction or other violation of law relating to the plan; or

     o liabilities related to the plan which are not paid by the former stockholders of Central Health Holding other than the plan.

     These liabilities are guaranteed only to the extent that they are not recovered by Columbia/HCA through other indemnity provisions of the stock purchase agreement. Columbia/HCA's other sources of potential recovery include amounts accrued on Central Health Holding's closing balance sheet at the time of sale and escrow accounts established for the benefit of Columbia/HCA by the former stockholders of Central Health Holding. SCI's maximum liability under the guaranty is limited to:

     o    $20 million for obligations arising before November 1, 1997;

     o    $17.5 million for obligations arising before November 1, 1998;

     o    $15 million for obligations arising before November 1, 1999;

     o    $15 million for obligations arising before November 1, 2000; and

     o    $0 thereafter.

     At no time during the term of the guaranty will SCI's liability exceed $20 million in the aggregate. Pursuant to the guaranty, SCI agreed that on each date that a guaranteed obligation is required to be paid to Columbia/HCA, SCI would grant Columbia/HCA a security interest equal to the amount of such guaranteed obligation in SCI's accounts receivable. SCI also granted to Columbia/HCA and the parties to the Columbia Agreements the right to offset any liability arising under the guaranty against any payments due from such parties to SCI for information, management and support services.

     At September 30, 1999, no claims had been made under the guaranty, and currently Simione does not anticipate incurring any losses associated with the guaranty.

     On April 17, 1998, Simione was a party to a Stock Purchase Agreement among Eclipsys Corporation and certain stockholders of Simione including Gary M. Bremer, a former director and officer of Simione, and William J. Simione, Jr., Vice Chairman of the Board and Executive Vice President of Simione. Pursuant to the Stock Purchase Agreement, Eclipsys Corporation purchased from the stockholders 84,000 shares, including 37,500 shares from Mr. Bremer and 5,000 shares from Mr. Simione, of Simione's Common Stock at a price of $66.25 per share. Additionally, in the event Simione receives an offer from a third party to purchase more than 5% of its common stock, Eclipsys Corporation will have the option to purchase from Simione up to an additional 4.9% of Simione's Common Stock at $66.25 per share. This option is available in connection with the MCS merger, and Eclipsys has been provided with notice of such option. Management of Simione does not expect Eclipsys to exercise its option, unless the market price of Simione common stock equals or exceeds the option's exercise price of $66.25 per share. On April 28, 2000, the last practicable trading date for which results were available for inclusion in this report, the reported high sales price per share of Simione common stock on NASDAQ was $2.0625 and the reported low sales price was $2.1875. If Eclipsys exercises its option, the ownership interests of other Simione stockholders will be diluted by up to 4.9%.

     The Stock Purchase Agreement allowed Eclipsys Corporation to designate one member to the board of directors of Simione until April 17, 2001. The Eclipsys director designee until the MCS merger was Greg Wilson. Eclipsys did not exercise its right to designate a replacement for Mr. Wilson. The Stock Purchase Agreement also states that Eclipsys Corporation will vote its shares in favor of all the nominees to the board of directors of Simione and in favor of all such matters recommended by the board of directors.

     Also, on April 17, 1998, Simione Central National, Inc., a wholly-owned subsidiary of Simione now known as Simione Central National, L.L.C., and Eclipsys Corporation entered into a remarketing agreement. Under the remarketing agreement, Eclipsys has the exclusive right to market and sub-license Simione's software to Eclipsys' current and potential customers and Simione is required to provide installation, implementation, maintenance and support services to Eclipsys' customers who sub-license Simione's software. Eclipsys is responsible for responses to requests for proposals, software demos, and providing front line support to such customers and prospects concerning Simione's software products. For all Simione software products licensed by Eclipsys to an Eclipsys customer or prospect, Eclipsys pays a one-time royalty to Simione plus an annual maintenance fee. The initial term of the agreement expires on April 17, 2000 and automatically renews for successive two-year terms unless terminated by Simione or Eclipsys. Through the date of this report, no product/service revenues or royalty fees under this agreement have been received or recognized.

     Mr. Robert J. Simione, the brother of Mr. William J. Simione, Jr. who is Vice Chairman of the Board and Executive Vice President of Simione, is currently serving as a Senior Vice President of Simione. In addition, Mr. William J. Simione, III, the son of Mr. William J. Simione, Jr., is currently serving as a Consulting Manager of Simione. As compensation for his services, Mr. William J. Simione, III was paid $76,610 and $80,070 in 1998 and 1999, respectively. See "Executive Compensation" for further information.

     On January 19, 1999, Simione advanced $200,000 in cash to Jack Arthur, Simione's Senior Vice President of Product Development, pursuant to an unsecured promissory note with recourse. Under the terms of the promissory note, payments are to be made as follows: a lump sum payment of $100,000 on January 19, 2001 and $8,333.33 each month thereafter for 12 months. Interest on the outstanding principal balance of the note from the date of the note until it is fully paid will accrue at the prime interest rate announced from time to time by Wachovia Bank. The note provides that the payment obligations of Mr. Arthur may be forgiven, in whole or in part, by Simione in the event Mr. Arthur achieves annual performance objectives to be established by Simione and Mr. Arthur. The annual objectives shall be set at the beginning of each calendar year for the years 1999, 2000 and 2001 with one third of the loan forgiven upon successful performance each year. The objectives for 1999 consisted principally of cost reduction in Simione's development efforts and realignment of product development to integrate technologies of acquired products with existing company products. The performance objective for 2000 were set in the first quarter of 2000 and are related to the performance in product management, quality assurance and development projects. The performance objectives for 2001 have not been established. Simione shall, through its Chief Executive Officer, have sole discretion concerning whether to forgive any of such payment obligations. The 1999 objectives were met and accordingly $66,667 was forgiven on January 19, 2000. The principal amount and interest forgiven will be recorded as compensation expense.

     In connection with the execution of the amended merger agreement, Mr. Dewey was appointed President and Chief Executive Officer of Simione. Mr. Dewey retained his position of Senior Vice President and Secretary of Mestek. Mr. Dewey is paid $175,000 per year, three-quarters of which is paid by Simione, and the remaining one-quarter of which is paid by Mestek. This allocation reflects the expectation that Mr. Dewey will devote approximately three-quarters of his working time to his duties as President and Chief Executive Officer of Simione. Mr. Dewey is eligible to receive a performance bonus of up to 50% of his annual salary during 2000 by determination of Simione's Compensation Committee. Mr. Dewey is entitled to severance equal to 12 months salary plus any applicable bonus in the event he is terminated without cause and does not return to full-time employment at Mestek.

     In addition to his base salary, Mr. Dewey was granted an option to purchase 30,000 shares of Simione common stock at a price of $8.75 per share, which option vests ratably over three years. Mestek intends to assign to Mr. Dewey options to purchase an additional 30,000 shares of Simione common stock to be obtained by Mestek in the MCS merger at an exercise price of $10.00 per share. These options vest in the event outstanding Simione options are exercised.

     On November 11, 1999, Barrett O'Donnell, Chairman of the Board of Simione, loaned $500,000 to Simione for 24 months and David Ellis, a stockholder and director of Simione, loaned $250,000 to Simione for nine months. Both loans have an interest rate of 9%.

     For a description of a severance agreement between Simione and Gary M. Bremer, a former director and officer of Simione, see "Executive Compensation -- Severance Agreements." For a description of a consulting agreement between Simione and a director of Simione, see "-- Director Compensation." For a description of a consulting arrangement between Simione and an affiliate of Mr. Anantharaman and Dr. Ellis, see "-- Compensation Committee Interlocks and Insider Participation."

                                [graph omitted]



COMPANY / INDEX                           DEC94       DEC95        DEC96       DEC97       DEC98       DEC99
----------------------------------------------------- ------------ ----------- ----------- ----------- ------------
SIMIONE CENTRAL HOLDINGS INC.               100        59.09      156.80      163.64       34.09        34.09
S&P SMALL CAP 600 INDEX                     100       129.96      157.67      198.01      195.42       219.66
COMPUTER (SOFTWARE & SVC) - MID             100       175.03      177.49      255.97      745.86      1374.30


STOCKHOLDER RETURN PERFORMANCE GRAPH

     The above graph shows a five-year comparison of cumulative total returns for the Common Stock, the Standard & Poor's SmallCap 600 Index and the Standard & Poor's Computer (Software and Services) - Mid-Cap Index. The comparisons in this table are required by the Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. The quorum requirement for convening the Annual Meeting is the holders of a majority of the Common Stock issued and outstanding and entitled to vote being present in person or represented by proxy at the Annual Meeting.


                               SOLICITATION COSTS

     The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares of Common Stock in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.


     STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2001 ANNUAL MEETING

     A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders of the Company must deliver the proposal so that it is received by the Company no later than March 16, 2001. A stockholder desiring to submit a proposal for consideration at the 2001 Annual Meeting of Stockholders but not inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders, must deliver the proposal so that it is received by the Company no later than May 30, 2001. The Company requests that all such proposals be addressed to Ana McGary, Assistant Secretary, 6600 Powers Ferry Road, Atlanta, Georgia 30339 and mailed by certified mail, return receipt requested.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Effective February 8, 1999, the Company appointed Arthur Andersen LLP as the Company's independent accountants for the fiscal year ended December 31, 1998 and dismissed Ernst & Young LLP. Effective June 9, 2000, the Company decided to appoint Grant Thornton LLP as the Company's independent accountants for the fiscal year ended December 31, 2000 and dismissed Arthur Andersen LLP. In each instance, the decision to change accountants was approved by the Audit Committee of the Board of Directors of the Company acting pursuant to authority delegated by the Board of Directors of the Company. The appointment of Grant Thornton is being submitted to the stockholders for approval as described above under "Proposal 2 - Approval of Appointment of Independent Public Accountants."

     Ernst & Young LLP's and Arthur Andersen LLP's reports on the Company's consolidated financial statements during the last two most recent years contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the last two fiscal years and in the subsequent interim period to June 9, 2000, there were no disagreements between the Company and Ernst & Young LLP or Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of such accounting firm, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

     None  of  the  "reportable   events"  described  in  Item  304(a)(1)(v)  of
Regulation S-K occurred with respect to the Company during the last three fiscal years or in the subsequent interim period to June 9, 2000.

     Except as described below, during the last two fiscal years and subsequent interim period to June 9, 2000, the Company did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item (304)(a)(2)(i) and
(ii) of Regulation S-K. Grant Thornton has been the auditor for MCS, Inc. for several years. After the completion of the MCS merger, the historical financial statements of MCS, Inc. were deemed to be the financial statements of the Company. The Company consulted with Grant Thornton regarding the financial statements after the completion of the merger. The Company did not consult with Grant Thornton regarding accounting matters pertaining to the financial statements of the Company prior to the MCS merger.

     Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1999 and is currently serving in such capacity for the year ending December 31, 2000. Representatives of Arthur Andersen LLP and Grant Thornton LLP are expected to be present at the Annual
Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Company's directors and executive officers, and any persons holding more than 10% of the Common Stock outstanding, are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Commission and The Nasdaq Stock Market. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the Company's most recent fiscal year. To the Company's knowledge, all of these filing requirements were satisfied. In making these disclosures, the Company has relied solely on its review of copies of the reports that have been submitted to the Company with respect to its most recent fiscal year.


                             REPORTS TO STOCKHOLDERS

     The Company has mailed this Proxy Statement and a copy of its Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K") to each stockholder entitled to vote at the Annual Meeting. Included in the Form 10-K are the Company's financial statements for the fiscal year ended December 31, 1999. The Form 10-K is not a part of the proxy solicitation material.


                                 By order of the Board of Directors,

                                 /s/ Barrett C. O'Donnell

                                 Barrett C. O'Donnell
                                 Chairman


Atlanta, GA
July 14, 2000

                                    Annex 1
                         SIMIONE CENTRAL HOLDINGS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints R. Bruce Dewey and Stephen M. Shea as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the offices of the Simione Central Holdings, Inc. (the "Company"), 6600 Powers Ferry Road, Atlanta, Georgia 30339, on August 8, 2000 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN ITEM 1 AND FOR THE COMPANY'S PROPOSALS SET FORTH IN ITEMS 2 AND 3 BELOW.


1.   ELECTION OF DIRECTORS

     FOR all nominees below (except               WITHHOLD AUTHORITY to vote for
     as marked to the contrary below).            all nominees below.

     R. Bruce Dewey, Dr. David O. Ellis,  Winston R. Hindle, Jr.,
     Barrett C. O'Donnell,  John E. Reed, Jesse I. Treu, and Edward K.
     Wissing

INSTRUCTION: To withhold authority to vote for an individual nominee, print that nominee's name on the line provided below.

         _____________________________________________________


2.   Approval  of  the   appointment   of  Grant  Thornton  LLP  as  independent
     accountants to audit the financial statements of the Company for the year ending December 31, 2000.

     FOR    |_|                    AGAINST    |_|                 ABSTAIN    |_|



             THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE
                  (continued and to be signed on reverse side)

                           (continued from other side)

3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting, provided the Company did not have notice of such business before the close of business on July 14, 2000.

     FOR    |_|                    AGAINST    |_|                 ABSTAIN    |_|


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR THE APPROVAL OF THE APPOINTMENT OF GRANT THORNTON LLP.


                                  Dated:   _____________________________, 2000



                                  ____________________________________________
                                  Signature


                                  ____________________________________________
                                  Signature if held jointly


                                  Please date, sign as name appears at the left, and return promptly. If the shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears on the proxy.



            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                    USING THE ENCLOSED POSTAGE-PAID ENVELOPE.